EXHIBIT 5


                      BAKER & HOSTETLER LLP
                       65 East State Street
                            Suite 2100
                      Columbus, Ohio  43215


                           May 12, 1997



Greif Bros. Corporation
621 Pennsylvania Avenue
Delaware, Ohio  43015

Ladies and Gentlemen:

    We are acting as counsel to Greif Bros. Corporation, a Delaware corporation (the "Company"), in connection with its Registration Statement on Form S-8 (the "Registration Statement") being filed by the Company with the Securities and Exchange
Commission under the Securities Act of 1933, as amended, to register 100,000 shares of Class A Common Stock, without par value, of the Company (the "Shares") for offer and sale under, and pursuant to, the Company's 1996 Directors Stock Option Plan (the
"Plan").

    In connection therewith, we have examined the Company's Certificate of Incorporation and By-Laws, both as amended through the date hereof, and the records, as exhibited to us, of the corporate proceedings of the Company; a copy of the Plan; and such other documents and records, including a certificate from the secretary of the Company, as we have considered necessary for purposes of this opinion. In rendering this opinion, we have assumed the genuineness, without independent investigation, of all signatures on all documents examined by us, the conformity to original documents of all documents submitted to us as certified or facsimile copies, and the authenticity of all such documents.

    Based upon the foregoing, we are of the opinion that the Shares, when sold and paid for in the manner contemplated by the Plan, will have been validly issued and will be fully paid and nonassessable.

    We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                  Very truly yours,

                                  /s/ Baker & Hostetler LLP

                                  BAKER & HOSTETLER LLP